For Period ended 01/31/06                                             Series 15
File Number 811-2429


Sub-Item 77D(g):  Policies with respect to security investments
--------------------------------------------------------------------------------

Supplement Dated October 3, 2005
--------------------------------

The USAA Capital Growth Fund may invest in equity securities of any investment style or geographic location. The Fund could be invested in any combinaton of large-, mid-, or small-capitalization stocks, value or growth stocks, and located in either foreign or U.S. markets.